Exhibit 5.1
[Letterhead of Merck & Co., Inc.]
May 30, 2024
Merck & Co., Inc.
126 East Lincoln Avenue
Rahway, New Jersey 07065
MSD Netherlands Capital B.V.
Waarderweg 39
2031 BN Haarlem, the Netherlands

Re: Merck & Co., Inc. and MSD Netherlands Capital B.V. —	€850,000,000 3.250% Notes due 2032
€850,000,000 3.500% Notes due 2037
€850,000,000 3.700% Notes due 2044
€850,000,000 3.750% Notes due 2054
Ladies and Gentlemen:
I am the Executive Vice President and General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company and MSD Netherlands Capital B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Haarlem, the Netherlands (“MSD Netherlands”), a wholly-owned subsidiary of the Company, in connection with the issuance of MSD Netherlands’ (i) €850,000,000 3.250% Notes due 2032, (ii) €850,000,000 3.500% Notes due 2037, (iii) €850,000,000 3.700% Notes due 2044 and (iv) €850,000,000 3.750% Notes due 2054 (collectively, the “Notes”), which are unconditionally guaranteed on an unsecured senior basis (the “Guarantee”) by the Company. The Notes and the Guarantee are collectively referred to herein as the “Securities.” I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-3ASR (the “Initial Registration Statement”) filed on March 19, 2024, as amended by Post-Effective Amendment No. 1 (the “Post-Effective Amendment” and, together with the Initial Registration Statement as amended by the Post-Effective Amendment, the “Registration Statement”) filed on May 14, 2024 relating to the Securities, and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.
I am admitted to practice law in California, New Jersey and the District of Columbia. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the New Jersey Business Corporation Act.
As used herein, “Indenture” means the indenture, dated as of May 30, 2024, among MSD Netherlands, as issuer, the Company, as guarantor, and U.S. Bank Trust National Association, as trustee.

Upon the basis of the foregoing examination and review, I advise you that, in my opinion:
1.The Company is a corporation duly organized and existing under the laws of the State of New Jersey.
2.Assuming the Notes have been duly authenticated and delivered in accordance with the Indenture relating to the Notes and receipt by MSD Netherlands of payment of the issue price of the Notes, the Notes will be legally issued and will constitute valid and binding obligations of MSD Netherlands, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.The Guarantee has been duly authorized and when the global securities representing the Notes have been duly executed, and assuming the Notes have been duly authenticated and delivered in accordance with the Indenture relating to the Securities and receipt by MSD Netherlands of payment of the issue price of the Notes, will be legally issued and will constitute a valid and binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Debt Securities” in the Prospectus and “Validity of the Notes” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jennifer Zachary
Jennifer Zachary
Executive Vice President and General Counsel